Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dorman Products, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-52946 and 33-56492) on Form S-8 of Dorman Products, Inc. (formerly R&B, Inc.) and subsidiaries (the “Company”) of our reports dated March 7, 2007, with respect to the consolidated balance sheets of Dorman Products, Inc. as of December 30, 2006 and December 31, 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 30, 2006, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 and the effectiveness of internal control over financial reporting as of December 30, 2006, which reports appear in the December 30, 2006 annual report on Form 10-K of Dorman Products, Inc.

As discussed in Note 11 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, applying the modified prospective method.

KPMG LLP

Philadelphia, Pennsylvania
March 7, 2007